REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Kemper Funds

In planning and performing our audits of the financial statements of each of the Kemper Funds listed in Exhibit A attached hereto (the "Funds") for the period ended as of the date listed in Exhibit A attached hereto ("Report Date"), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk misstatements, error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at Report Date.

This report is intended solely for the information and use of the board of trustees and management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                ERNST & YOUNG LLP

Chicago, Illinois
November 19, 1999





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Kemper Funds
------------

                                                              Exhibit A
                                                              ---------

September 30, 1999
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Kemper Growth Fund

Kemper Small Capitalization Equity Fund

Tax-Exempt California Money Market Fund

Kemper Aggressive Growth Fund

Kemper High Yield Series -
  Kemper High Yield Fund
  Kemper High Yield Opportunity Fund

Kemper National Tax-Free Income Series -
  Kemper Municipal Bond Fund
  Kemper Intermediate Municipal Bond Fund

Kemper Portfolios -
  Kemper Cash Reserves Fund
  Kemper U.S. Mortgage Fund

Kemper Securities Trust -
  Kemper U.S. Growth and Income Fund
  Kemper Small Cap Relative Value Fund

Kemper Income Trust -
  Kemper High Yield II Fund